Exhibit 5.1

Partners
Paul Aherne	*
Joanne Collett	*	16 April 2018	Our Ref: JT/WL/A3673-H10085
Mark Cummings	*
Amelia Hall	****
Tim Haynes	***
Fraser Hern	*	ASLAN Pharmaceuticals Limited
Kristen Kwok	*	83 Clemenceau Avenue
Arwel Lewis	**	#12-03 UE Square
Callum McNeil	**	Singapore 239920
Jenny Nip	*
Andy Randall	**
James Webb	**	Dear Sirs
Denise Wong	*
Xu Yin	*	ASLAN Pharmaceuticals Limited

We have acted as Cayman Islands legal advisers to ASLAN Pharmaceuticals Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of a par value of NT$10.00 each (the “Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently NT$2,000,000,000 divided into 200,000,000 ordinary shares of a nominal or par value of NT$10.00 each, and there will be no change to the authorised share capital upon the commencement of the trading of the Company’s American Depositary Shares on the NASDAQ Global Market.

Walkers

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T    +852 2284 4566    F    +852 2284 4560    www.walkersglobal.com

Bermuda† | British Virgin Islands | Cayman Islands | Dubai | Dublin | Guernsey | Hong Kong | Jersey | London | Singapore

*Admitted in England and Wales; **Admitted in BVI; ***Admitted in Cayman Islands; ****Admitted in South Australia, Australia

† Walkers works in exclusive association with Taylors in Bermuda, a full service commercial law firm providing advice on all aspects of Bermuda law.

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3.	The issue and allotment of the Ordinary Shares underlying the ADSs pursuant to the Registration Statement has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Ordinary Shares to be issued by the Company will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

4.	The statements under the caption “Cayman Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects. Such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Liabilities”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 23 June 2014, the Fifth Amended and Restated Memorandum and Articles of Association as adopted on 16 August 2016 (the “Memorandum and Articles”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 9 April 2018 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated 11 December 2017 setting out the resolutions adopted at such meeting, a copy of executed minutes of a meeting of the Board of Directors of the Company dated 26 March 2018 setting out the resolutions adopted at such meeting and a copy of executed minutes of a meeting of the shareholders of the Company dated 8 December 2017 setting out the resolutions adopted at such meeting.

4.	A certificate from a director of the Company dated 10 April 2018 (the “Director’s Certificate”).

5.	The Registration Statement.

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SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

3.	The Director’s Certificate is true and correct as of the date hereof.

4.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

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SCHEDULE 3

QUALIFICATIONS

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.